Rule 10f-3 Transaction Exhibit
Nuveen Diversified Dividend and Income Fund
FILE #811-21407
ATTACHMENT 77O

   TRADE DATE

   DESCRIPTION OF SECURITY/ISSUER

   ISSUE SIZE

   AMOUNT PURCHASED

   LIST OF UNDERWRITERS

   NAME OF AFFILIATED BROKER-DEALER

1/5/17
Kilroy Realty Corp (Common)
$280,087,500
$298,275
Barclays, RBC Capital, Wells Fargo, JPMorgan,
Merrill Lynch
JPMorgan Securities LLC